Exhibit 10.8
EXPLORER HOLDING CORPORATION
OFFICERS’ ROLLOVER STOCK PLAN
     The Officers’ Rollover Stock Plan (the “Plan”) is established by the Board of Directors of Explorer Holding Corporation (the “Company”) as a program to provide incentives for Officers of the Company and its Subsidiaries to continue to serve as Officers and contribute to the growth of the Company through the grant of shares of the Company’s Common Stock and options representing the right to purchase shares of the Company’s Common Stock in exchange for the surrender and cancellation of shares purchased and rights to purchase shares granted under the Booz Allen Hamilton Inc. Officers’ Stock Rights Plan (the “Prior Plan”).
1. Definitions
     As used in this description of the Plan, the following terms shall have the following meaning:
(a)	“2008 Rights” shall mean rights to purchase BAH Class A Shares granted pursuant to the Prior Plan that were, in the absence of the Merger, originally scheduled to vest and be exercised in 2008.

(b)	“Administrator” shall mean the Board or any committee appointed by the Board to administer the Plan.

(c)	“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act. For the purposes of this Plan, Affiliates of the Company shall include all Principal Stockholders.

(d)	“Applicable Laws” shall mean the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Company Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where New Options are granted under the Plan.

(e)	“Award” shall mean the Rollover Shares, Company Special Voting Stock, Restricted Stock or New Options issued or granted pursuant to the Plan.

(f)	“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award, including through an electronic medium.

(g)	“BAH” means Booz Allen Hamilton Inc., a Delaware corporation.

(h)	“BAH Class A Shares” shall mean BAH Common Shares and BAH Class A Non-Voting Common Shares.

(i)	“BAH Class A Non-Voting Common Shares” shall mean shares of Class A Non-Voting Common Stock of BAH, par value $0.25 per share.

(j)	“BAH Class B Common Shares” shall mean shares of Class B Common Stock of BAH, par value $0.25 per share, and BAH Class B Non-Voting Common Shares.

(k)	“BAH Class B Non-Voting Common Shares” shall mean shares of Class B Non-Voting Common Stock of BAH, par value $0.25 per share.

(l)	“BAH Common Shares” shall mean shares of BAH’s Common Stock, par value $0.25 per share.

(m)	“BAH Shares” shall mean the BAH Class A Shares, the BAH Class B Common Shares and the Old Rights.

(n)	“Board of Directors” or the “Board” shall mean the Board of Directors of the Company.

(o)	“Book Value” or Book Value per share shall have the meaning set forth in the Prior Plan.

(p)	“Cause” shall mean any of the following: (i) the Officer’s commission of a material act of fraud, embezzlement, misappropriation, misconduct against the Company or any of its Affiliates, or the conviction of, or plea of no contest to, or imposition of unadjudicated probation for any crime that is a felony (or a comparable classification in a jurisdiction that does not use these terms) other than as a result of a traffic violation (unless such traffic violation results in a formal sentencing of the Officer to prison time), or the Officer’s commission of a crime or other material act of misconduct that results in such Officer’s loss of any government security clearance that is reasonably necessary to perform his or her material employment-related duties; (ii) the Officer’s willful failure to substantially perform his or her material employment-related duties (other than any such failure resulting from the Officer’s Disability) or the Officer’s willful failure to carry out, or comply with, any lawful and reasonable directive of the Board or the Officer’s immediate supervisor which is not remedied within ten (10) business days (or such longer period as provided below) after receipt of written notice from the Company specifying such failure; (iii)

the Officer’s material violation of any material Company policy as in effect from time to time or material breach of the Officer’s fiduciary duties to the Company or any of its Affiliates which is not remedied within ten (10) business days (or such longer period as provided below) after receipt of written notice from the Company specifying such violation; (iv) the Officer’s material breach of the Stockholders Agreement, the Plan, or any Exchange Agreement, Award agreement, or employment, non-competition, nondisclosure or non-solicitation agreement between the Company or any of its Subsidiaries and the Officer which is not remedied within ten (10) business days (or such longer period as provided below) after receipt of written notice from the Company specifying such breach; or (v) the Officer’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any Affiliate’s) premises or while performing the Officer’s duties and responsibilities. The determination as to whether “Cause” has occurred shall be made by the Board, acting in good faith, which shall have the authority to waive the consequences under the Plan in the event of the existence or occurrence of any of the events, acts or omissions constituting “Cause.” The Board must notify an Officer of any event alleged to constitute “Cause” within six months following the Board’s knowledge of its existence or such event shall not constitute “Cause” for purposes of the Plan. A termination for Cause shall be deemed to include a determination following an Officer’s termination of employment for any reason if the circumstances existing prior to such termination would have entitled the Company or one of its Subsidiaries to have terminated such Officer’s employment for Cause; provided, however, that this sentence shall not apply if, prior to termination of employment, the Board determined, following conclusion of an investigation, that such termination was not for Cause unless new facts regarding the Officer’s conduct are revealed to the Board following termination of employment that result in a change in the Board’s determination. The ten (10) business day period described above may be extended for such longer period as the Chief Personnel Officer or, with respect to the Chief Personnel Officer, the Chief Executive Officer shall determine, in his sole discretion.

(q)	“Change in Control” means the first to occur of the following events after the Closing Date:
i.	the acquisition, directly or indirectly, by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) (other than the Company, any Subsidiary, any Principal Stockholder or any Affiliate thereof, an employee benefit plan maintained by the Company, or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) of 50 percent or more of the total combined voting power of the Company’s then outstanding voting securities;

ii.	the merger or consolidation of the Company, as a result of which persons who were shareholders of the Company immediately prior to such merger or consolidation, together with the Principal Stockholders, do not, immediately thereafter, own, directly or indirectly, more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

iii.	the liquidation or dissolution of the Company other than a liquidation or dissolution of the Company into a Subsidiary or for the purposes of effecting a corporate restructuring or reorganization as a result of which persons who were shareholders of the Company immediately prior to such liquidation or dissolution, together with the Principal Stockholders, continue to own immediately thereafter, directly or indirectly, more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the entity that owns, directly or indirectly, substantially all of the assets of the Company following such transaction; or

iv.	the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such transaction, Affiliates of the Company, or any employee benefit plan of the Company (other than by way of a transaction that would not be deemed a Change in Control pursuant to clauses (i) or (ii) above);
in each case, provided that such event constitutes a “change in control” within the meaning of Section 409A of the Code.
(r) “Change in Control Price” means the price per Share of Company Common Stock offered in conjunction with any transaction resulting in a Change in Control. If any part of the offered price is payable other than in cash, the Change in Control Price shall be determined in good faith by the Administrator as constituted immediately prior to the Change in Control.
(s)	“Closing Date” shall mean the date the Merger is consummated.

(t)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(u)	“Company” shall mean Explorer Holding Corporation, a Delaware corporation, and any successor.

(v)	“Company Approved Termination” shall mean a termination of employment that the Company (through the members of its senior management), in its sole discretion, determines to be in the best interest of the Company and the Company’s approval of such termination as a Company Approved Termination is approved or ratified by the Board of Directors.

(w)	“Company Class A Common Stock” shall mean the Class A common stock, par value $0.01 per Share, of the Company.

(x)	“Company Common Stock” shall mean the Company Class A Common Stock and the Merger Rolling Stockholder Stock; provided, however, that with respect to Shares issuable upon exercise of a New Option, Company Common Stock shall mean Company Class A Common Stock.

(y)	“Company Non-Voting Common Stock” means shares of the Company’s Class B Common Stock, par value $0.01 per share.

(z)	“Company Shares” shall mean the Company Common Stock, the Restricted Stock, the Company Special Voting Stock and the New Options.

(aa)	“Company Special Voting Stock” means shares of Class E Common Stock, par value $0.03 per share, of the Company, each share of which shall be entitled to the same voting rights as a share of Company Common Stock.

(bb)	“Competitive Activity” shall mean directly or indirectly, engaging in or providing, or owning , investing in, managing, joining, operating or controlling, or participating in the ownership, management, operation or control of or being connected as a director, officer, employee, partner, member, consultant, or otherwise with, any business enterprise (whether for profit or not for profit) which is engaged in the business of providing consulting services, either management or technical, staff augmentation, or any related services which the Company or any of its divisions or subsidiaries provides for any U.S. Governmental Entity or any other business activities that, as of the date of the Officer’s termination of employment, are directly competitive, in any geographic area in which the Company or any of its divisions or subsidiaries engages in business activities, with the business activities of the Company or any of its divisions, subsidiaries or affiliates (including any material business activities that, to the knowledge of the Officer, the Company or any of its respective divisions, subsidiaries or affiliates were planning to engage in prior to the Officer’s termination of employment as evidenced by reasonably documented plans and actions and that, to the Officer’s knowledge, were still being actively pursued by the Company as of the date of such termination), in each case that is not approved in writing by the Administrator; provided, however, that (i) direct employment as an employee of (and not as a consultant or advisor to) any U.S. federal, state or local Governmental Entity shall not be considered a Competitive Activity; (ii) the Officer’s acquisition of a passive stock or equity interest in such a business, which represents not more than five percent (5%) of the outstanding interest in such business shall not be considered a Competitive Activity; and (iii) employment by a competitor shall not be considered a Competitive Activity if (and only if) (A) the competitor has more than one discrete business unit and, at the time of the Officer’s employment with the competitor, the businesses of the competitor that do not compete with the Company and its Subsidiaries are responsible for 75% or more of the revenue of such competitor; (B) the Officer’s duties relate solely to one or more business units that do not compete directly or indirectly with the Company or any of its Subsidiaries; (C) the Officer is not providing any services or charged with any duties (including reporting duties) with respect to the business unit that is in competition with the Company or any of its Subsidiaries; and (D) if requested by the Company, the Officer certifies in writing to the Company within thirty (30) days of receipt of such request that the position satisfies the requirements of clause (iii) of this proviso. In the event any court of competent jurisdiction shall find that any provision hereof relating to Competitive Activity is not enforceable in accordance with its terms, the court shall reform such provisions such that the provisions shall be enforceable to the maximum extent permissible by law.

(cc)	“Cost” shall mean $100 per Share or, if higher, the exercise price paid by the Officer for a Share upon exercise of a New Option plus the Withholding Taxes paid by the Officer with respect to such exercise.

(dd)	“Disability” shall mean “disability”, as such term is defined in Section 22(e)(3) of the Code.

(ee)	“Eligible Representative” shall mean an Officer’s personal representative or such other person as is empowered under the deceased Officer’s will or the then applicable laws of descent and distribution to represent the Officer hereunder.

(ff)	“Excess Options” shall mean New Options granted in exchange for Old Rights that have been designated as Excess Options pursuant to an Exchange Agreement.

(gg)	“Excess Rollover Shares” shall mean Rollover Shares that have been designated as Excess Rollover Shares pursuant to an Exchange Agreement and Shares received on exercise of an Excess Option.

(hh)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(ii)	“Exchange Agreement” shall mean the exchange agreements entered into by the Company and certain Rolling Stockholders in accordance with the Merger Agreement.

(jj)	“Fair Market Value” shall mean, with respect to the Company Common Stock, (i) if the Company Common Stock is listed on any established stock exchange or a national market system, the closing sales price for a Share of such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or, if not so reported, such other source as the Administrator deems reliable; (ii) if the Company Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for a Share of the Company Common Stock on the date of determination; or (iii) in the absence of an established market for the Company Common Stock, the Fair Market Value shall be determined in good faith by the Administrator with reference to the most recent valuation of the Company Common Stock performed by an independent valuation consultant or appraiser of nationally recognized standing (which valuation shall be prepared not less frequently than annually).

(kk)	“IPO” shall have the meaning set forth in the Merger Agreement.

(ll)	“Merger” shall mean the merger of Explorer Merger Sub Corporation, a Delaware Corporation and wholly owned Subsidiary of Explorer Investor Corporation, with and into BAH pursuant to the terms of the Merger Agreement.

(mm)	“Merger Agreement” shall mean the Agreement and Plan of Merger entered into on May 15, 2008 by and among, BAH, the Company, Explorer Investor Corporation, Explorer Merger Sub Corporation, and Booz & Company Inc., as Seller Representative.

(nn)	“Merger Rolling Stockholder Stock”means shares of Class D Common Stock, par value $0.01 per share, of the Company.

(oo)	“New Options” shall mean options to purchase Shares of Company Common Stock granted pursuant to the terms of the Plan in exchange for the surrender of Old Rights pursuant to an Exchange Agreement or the Merger Agreement.

(pp)	“Non-Qualified Stock Option” shall mean an option which is not an “incentive stock option” under Section 422 of the Code.

(qq)	“Non-Voting Restricted Stock” shall mean the Class F Common Stock, par value $0.01 per share, of the Company.

(rr)	“Officer” shall mean a Rolling Stockholder (excluding any Rolling Stockholder that is a Newco Employee (as defined in the Merger Agreement)), who is exchanging BAH Shares for an Award of Company Shares under the Plan, in each case, pursuant to an Exchange Agreement or the Merger Agreement, including such Officer’s permitted successors, assignees and Eligible Representatives.

(ss)	“Old Rights” shall mean rights to purchase BAH Class A Shares granted under the Prior Plan, which are scheduled to vest after 2008 and which will be exchanged for New Options pursuant to an Exchange Agreement or the Merger Agreement.

(tt)	“Option Price” shall mean the price at which a Share of Company Common Stock may be purchased by an Officer pursuant to a New Option.

(uu)	“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

(vv)	“Plan” shall mean the Explorer Holding Corporation Officers’ Rollover Stock Plan.

(ww)	“Principal Stockholders” shall mean (i) the Initial Carlyle Stockholders (as defined in the Stockholders Agreement), and (ii) any of their Affiliates to which (a) any Principal Stockholders identified in clause (i) or any other Person transfers Company Common Stock or (b) the Company issues Company Common Stock.

(xx)	“Prior Plan” shall mean the Booz Allen Hamilton Inc. Officers’ Stock Rights Plan.

(yy)	“Related Individual” shall mean, with respect to any entity or Related Trust, the Officer who initially transferred, assigned or otherwise granted to such Related Trust (i) Company Shares or (ii) BAH Shares or rights to acquire BAH Shares that were exchanged for Company Shares.

(zz)	“Related Trust” shall mean, for any Officer, any trusts or entities to which such Officer transferred, assigned or otherwise granted (i) Company Shares or (ii) BAH Shares or rights to acquire BAH Shares that were exchanged for Company Shares.

(aaa)	“Restricted Stock” shall mean the Class C Common Stock, par value $0.01 per share, of the Company, granted to Officers under the Plan in exchange for the 2008 Rights pursuant to an Exchange Agreement or the Merger Agreement, and, any shares of Non-Voting Restricted Stock issued in exchange upon conversion or exchange thereof pursuant to Section 10(e).

(bbb)	“Retirement Eligible” shall mean eligible for retirement from employment by the Company or its Subsidiaries as of December 31, 2008 in accordance with the Officer Retirement Policy as in effect on the Closing Date.

(ccc)	“Rolling Stockholder” shall have the meaning set forth in the Merger Agreement.

(ddd)	“Rollover Shares” shall mean Shares of Company Common Stock acquired pursuant to the Plan in exchange for the surrender and cancellation of BAH Class A Shares pursuant to an Exchange Agreement or the Merger Agreement.

(eee)	“Section 83(b) Election” shall mean an election pursuant to Section 83(b) of the Code to recognize tax upon the issuance of Shares or any similar election under the Applicable Law of any applicable jurisdiction.

(fff)	“Securities Act” shall mean the Securities Act of 1933, as amended.

(ggg)	“Shares” means shares of Company Common Stock (including Restricted Stock).

(hhh)	“Stockholders Agreement” shall mean that certain agreement by and between each Officer, the Principal Stockholders, the Company and the other parties thereto, which contains certain restrictions and limitations applicable to Rollover Shares, Restricted Stock, New Options and the

Shares acquired upon exercise of a New Option, as may be amended from time to time.

(iii)	“Subsidiary” or collectively “Subsidiaries” means any company, domestic or foreign, at least a majority of the ownership interest of which is owned or controlled directly or indirectly, by the Company or one or more of its subsidiaries.

(jjj)	“Withholding Taxes” shall mean any federal, state, local or foreign income taxes, withholding taxes or employment taxes required to be withheld under Applicable Law.
2. Eligibility and Administration
     (a) Eligibility. Officers who have entered into Exchange Agreements or who are required, pursuant to the terms of the Merger Agreement, to exchange BAH Shares held as of the Closing Date for Company Shares granted by the Company under the Plan are eligible to participate in this Plan.
     (b) Administration.
          (i) The Plan shall be administered by the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority in its discretion to: (1) determine the Fair Market Value; (2) determine all matters and questions related to the termination of employment of an Officer with respect to any Award granted to him or her hereunder, including all questions of whether a termination of employment of a particular Officer resulted from discharge for Cause; (3) approve forms of agreement for use under the Plan, which need not be identical for each Officer; (4) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws; (5) construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and (6) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.
          (ii) The Administrator may receive such compensation for its services hereunder as may be determined by the Board. All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all decisions, interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Officers, the Company and all other interested persons. The Administrator shall not be personally liable for any action, determination or interpretation made with respect to the Plan or any Awards, and the Administrator shall be fully protected by the Company with respect to any such action, determination or interpretation.
3. Shares Subject to the Plan.
     (a) Number of Shares. Subject to the adjustment provisions in Section 9 below, the aggregate number of Shares which may be issued under the Plan is equal to the number of shares of Buyer Parent issuable in exchange for the BAH Common Shares and 2008 Rights rolled over by the Officers and their Related Trusts and upon exercise of the New Options. The Shares may be authorized but unissued, or reacquired Company Common Stock. The aggregate number of shares of Company Special Voting Stock that may be issued under the Plan is equal to the number of Shares issuable upon exercise of the New Options.
     (b) Company Shares Subject to Forfeited Awards. To the extent that an Award terminates, is forfeited, repurchased, or expires, or is otherwise surrendered, any Company Shares subject to the Award shall revert to the Company and will no longer be available for issuance under the Plan.
4. Rollover Shares.
     (a) Grant of Rollover Shares. Pursuant to the terms of the Exchange Agreements and the Merger Agreement, Officers (or their Related Trusts) may exchange BAH Class A Shares for Shares of Company Common Stock. The number of Shares received in exchange for the surrender and cancellation of BAH Class A Shares shall be determined in accordance with the Exchange Agreement or Section 3.3(c)(ii) of the Merger Agreement, as applicable. The grant of Rollover Shares shall be subject to the execution and delivery by the Officer (or his or her Related Trust) of the Stockholders Agreement and a Section 83(b) Election. Rollover Shares (including Rollover Shares that are held by a Related Trust) shall be fully vested but shall be subject to the Stockholders Agreement, the Plan, the repurchase rights by the Company set forth in Section 10 and other restrictions on transferability as may be imposed by the Administrator pursuant to the Plan.
     (b) Certificates for Rollover Shares. Rollover Shares (including Rollover Shares that are held by a Related Trust) granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing Rollover Shares are registered in the name of an Officer or his or her Related Trust, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Rollover Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

5. Restricted Stock.
     (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, pursuant to the terms of the Exchange Agreement or the Merger Agreement, as applicable, the Administrator shall grant Restricted Stock to Officers in exchange for the surrender of 2008 Rights on the Closing Date. The grant shall be subject to (i) the execution and delivery by the Officer of the Stockholders Agreement, (ii) the making by the Officer of a Section 83(b) Election, and (iii) the payment by the Officer to the Company (in cash or by delivery of a certified or bank cashier check or by any other means of payment approved by the Administrator) of the amount necessary to satisfy any and all Withholding Taxes arising in connection with the 2008 Rights and the grant of Restricted Stock.
     (b) Vesting. Except as otherwise provided herein, with respect to Retirement Eligible Officers, the Shares of Restricted Stock will vest in equal annual installments on each of June 30, 2009, 2010 and 2011, and with respect to other Officers, 50% of the Shares of Restricted Stock shall vest on June 30, 2011, and 25% shall vest on each of June 30, 2012 and 2013, in each case, subject to the continued employment of the Officer through the applicable vesting date. The Company may, in its sole discretion, allow Retirement Eligible Officers to elect the same vesting schedule as other Officers provided that such election is made on the date of grant.
     (c) Termination of Employment – Treatment of Unvested Restricted Stock. In the event that an Officer’s employment with the Company and its Subsidiaries is terminated for any reason other than a termination by the Company without Cause, by reason of death or Disability or in a Company Approved Termination, or if during or following an Officer’s termination of employment with the Company or any of its Subsidiaries, the Officer engages in Competitive Activity, the Company shall have the right, but not the obligation, to repurchase all unvested Shares of Restricted Stock held by the Officer or any Related Trust of such Officer for a purchase price per Share equal to the lower of (i) the exercise price of the 2008 Right with respect to which the Restricted Stock was granted plus any Withholding Taxes paid by the Officer relating to the surrender of 2008 Rights or the grant of the Shares of Restricted Stock as set forth in Section 5(a)(i) or (ii) 50% of the Fair Market Value. In the event that an Officer’s employment is terminated by the Company without Cause, by reason of Disability or in a Company Approved Termination, all Shares of Restricted Stock shall continue to vest without regard to his termination of employment with the Company (as if he had continued to be actively employed by the Company following such termination of employment); provided that if following such a termination of employment the Officer engages in Competitive Activity, the Company shall have the right, but not the obligation, to repurchase all unvested Shares of Restricted Stock held by the Officer or any Related Trust of such Officer for a purchase price per Share equal to the lower of (i) the exercise price of the 2008 Right with respect to which the Restricted Stock was granted plus any Withholding Taxes paid by the Officer relating to the surrender of 2008 Rights or the grant of the Shares of Restricted Stock as set forth in Section 5(a)(i) and (ii) 50% of the Fair Market Value. In the event that an Officer’s employment is terminated due to death, all of such Officer’s Shares of Restricted Stock shall become vested as of the date of such termination of employment. For the avoidance of doubt, in the event any Shares of Restricted Stock are held by or transferred to a Related Trust, the provisions of this Section 5(c) shall be applicable, mutatis mutandis, to any Shares of Restricted Stock held by such Related Trust upon the termination of employment of any Related Individual or upon any Related Individual’s engagement in a Competitive Activity, as applicable.
     (d) Issuance and Restrictions. Restricted Stock (including Restricted Stock that is held by a Related Trust) shall be subject to the Stockholders Agreement, the Plan, the repurchase rights by the Company set forth in Section 10 and such restrictions on transferability and other restrictions as the Administrator may impose pursuant to the Plan. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Restricted Stock or thereafter.
     (e) Certificates for Restricted Stock. Restricted Stock (including Restricted Stock that is held in a Related Trust) granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing Shares of Restricted Stock are registered in the name of an Officer (or his or her Related Trust), certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
6. New Options.
     (a) Grant of New Options. Subject to the terms and provisions of the Plan, the Administrator shall grant New Options to Officers in exchange for the surrender and cancellation of Old Rights as provided in the Exchange Agreement or Merger Agreement, as applicable. All New Options shall be Non-Qualified Stock Options and shall be subject to the terms and provisions of the Plan and any applicable written award agreement.
     (b) Grant of Company Special Voting Stock. Subject to the terms and provisions of the Plan, and to the execution and delivery by the Officer of the Stockholders Agreement, the Administrator shall issue and grant Company Special Voting Stock to Officers. The number of shares of Company Special Voting Stock granted to each Officer shall be equal to the number of Shares underlying the New Option granted to such Officer. All Company Special Voting Stock shall be subject to the terms and provisions of the Stockholders Agreement, the Plan, the repurchase rights by the Company set forth in Section 6(e) and 6(g) and other restrictions on transferability as may be imposed by the Administrator pursuant to the Plan.
     (c) Number of Shares and Option Price. The number of Shares underlying each New Option and the Option Price for each New Option granted under the Plan shall be determined by the Administrator as provided in the Exchange Agreement or Section 3.3(c)(i) and 3.3(c)(ii) of the Merger Agreement, as applicable.
     (d) Vesting of New Options. Subject to Section 12, New Options granted to Officers who are Retirement Eligible and who have not elected in their Award Agreement to receive Regular Options (“Retirement Options”) that have not been forfeited as provided in Section 6(g) shall vest in equal annual installments on June 30, 2009, 2010 and 2011. Subject to Section 12, New Options granted to Officers who are not Retirement Eligible or who have elected in their Award Agreement to receive Regular Options (“Regular Options”) that have not been forfeited as provided in 6(g) shall vest with respect to 50% on June 30, 2011, and 25% on each of June 30, 2012 and 2013. Notwithstanding the foregoing, the Administrator may, on such terms and conditions as it deems appropriate, accelerate the time at which any such New Option or portion thereof may vest; provided, that such acceleration shall not change the date of exercise of such New Option. The Excess Options shall be fully vested as of the date of grant.
     (e) Exercise of New Options.
          (i) Time of Exercise.
               (1) Retirement Options. Subject to Section 12, each Officer (or Eligible Representative) holding Retirement Options shall exercise his or her vested Retirement Options (that have not been forfeited as provided in Section 6(g) and that are scheduled to vest on each June 30 (disregarding any acceleration of vesting)) in the percentages (rounded down to the nearest ten-thousandth of a Share, except in the case of the final vesting date for such New Options, when all remaining New Options with such original vesting date shall be exercised) and prior to the end of the calendar year in which each of the dates set forth in the following table occur (provided that unless an Officer receives written consent from the Administrator, all vested New Options must be exercised within the sixty (60) day period following each of the dates set forth in the table below):

	June 30	June 30	June 30	June 30	June 30	June 30
Exercise Commencement Date	2009	2010	2011	2012	2013	2014
Percentage of New Options with June 30, 2009 original vesting date to be exercised	60%	20%	20%	—	—	—
Percentage of New Options with June 30, 2010 original vesting date to be exercised	—	50%	20%	20%	10%
Percentage of New Options with June 30, 2011 original vesting date to be exercised	—	—	20%	20%	30%	30%

     The Officer (or his or her Related Trust) shall, at the time of each such exercise, sell to the Company, and the Company shall repurchase, at par value, one Share of Company Special Voting Stock for each Retirement Option exercised. No fractional Shares shall be issued upon the exercise of any New Option, and the Company shall pay to the Officer (or his or her Related Trust) at the time of such exercise an amount equal to the Fair Market Value of any fractional New Option exercised (it being understood that all fractional New Options exercised at the same time will be aggregated into the maximum number of whole Shares, and any remaining fractional New Option will be exchanged for a cash payment).
               (2) Regular Options. Subject to Section 12, each Officer (or Eligible Representative) holding Regular Options shall exercise his or her vested Regular Options (that have not been forfeited as provided in Section 6(g) and that are scheduled to vest on each June 30 (disregarding any acceleration of vesting)) in the percentages (rounded down to the nearest ten-thousandth of a Share, except in the case of the final vesting date for such New Options, when all remaining New Options with such original vesting date shall be exercised) and prior to the end of the calendar year in which each of the dates set forth in the following table occur (provided that unless an Officer receives written consent from the Administrator, all vested New Options must be exercised within the sixty (60) day period following each of the dates set forth in the table below):

	June 30	June 30	June 30	June 30	June 30
Exercise Commencement Date	2011	2012	2013	2014	2015
Percentage of New Options with June 30, 2011 original vesting date to be exercised	20%	20%	20%	20%	20%
Percentage of New Options with June 30, 2012 original vesting date to be exercised	—	25%	25%	25%	25%
Percentage of New Options with June 30, 2013 original vesting date to be exercised	—	—	33%	33%	34%

     The Officer or his or her Related Trust shall, at the time of each such exercise, sell to the Company, and the Company shall repurchase, at par value, one Share of Company Special Voting Stock for each Regular Option exercised. No fractional Shares shall be issued upon the exercise of any New Option, and the Company shall pay to the Officer or his or her Related Trust at the time of such exercise an amount equal to the Fair Market Value of any fractional New Option exercised (it being understood that all fractional New Options exercised at the same time will be aggregated into the maximum number of whole Shares, and any remaining fractional New Option will be exchanged for a cash payment).
               (3) Excess Options. Subject to Section 12, each Officer (or Eligible Representative) holding Excess Options shall exercise such Excess Options in the same percentages and during the same periods set forth above with respect to Retirement Options or Regular Options, as applicable, as if such Excess Options had been subject to the same vesting and exercise schedule as the Retirement Options or Regular Options, as applicable, held by such Officer (although, for the avoidance of doubt, Excess Options shall be fully vested as of the date of grant as set forth in Section 6(d)). The Officer or his or her Related Trust shall, at the time of each such exercise, sell to the Company, and the Company shall repurchase, at par value, one Share of Company Special Voting Stock for each Excess Option exercised. No fractional Shares shall be issued upon the exercise of any Excess Option, and the Company shall pay to the Officer or his or her Related Trust at the time of such exercise an amount equal to the Fair Market Value of any fractional Excess Option exercised (it being understood that all fractional Excess Options exercised at the same time will be aggregated into the maximum number of whole Shares, and any remaining fractional Excess Option will be exchanged for a cash payment).
          (ii) Manner of Exercise. New Options shall be exercised within the time frame set forth above, solely by delivery to the Secretary of all of the following prior to the end of the relevant sixty-day exercise period:
     (1) Subject to any conditions that may be imposed by the Administrator, notice in writing signed by the Officer or his or her Eligible Representative, stating that such New Options are exercised, and specifically stating whether the New Option is being exercised for the full amount of Shares with respect to which the New Option relates or through a cashless exercise (as provided below);
     (2) If the Officer or Eligible Representative is not a party to the Stockholders Agreement, a copy of the Stockholders Agreement signed by the Officer or Eligible Representative, if applicable;

     (3) Full payment of the aggregate Option Price of the Shares with respect to which such New Options are thereby exercised in (A) cash (through wire transfer only) or by personal, certified, or bank cashier check); (B) with the consent of the Administrator, Shares owned by the Officer duly endorsed for transfer to the Company; (C) Shares issuable to the Officer upon exercise of the New Options, with a Fair Market Value on the date of exercise equal to the aggregate Option Price of the Shares with respect to which such New Options that are thereby exercised; or (D) with the consent of the Administrator, any form of payment permitted by Applicable Laws and any combination of the foregoing methods of payment;
     (4) A Section 83(b) Election;
     (5) The payment to the Company (in cash or by personal, certified or bank cashier check or by any other means of payment approved by the Administrator) of all minimum amounts necessary to satisfy any and all Withholding Taxes arising in connection with the exercise of the New Options; and
     (6) Such representations and documents as the Administrator deems necessary or advisable to effect compliance with all applicable provisions of any federal or state securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars.
          (iii) Failure to Exercise New Options. If an Officer fails to complete the purchase of the Shares of Company Common Stock within the applicable time period set forth in Section 6(e) and the applicable Award agreement or fails to file the 83(b) Election with the Internal Revenue Service within thirty (30) days after exercise, the applicable portion of such New Option shall be deemed to not have been exercised and such unexercised portion of the New Option held by such Officer shall be forfeited and, in such event, the Officer (or his or her Related Trust) shall sell to the Company and the Company shall repurchase, at par value, the related number of shares of Company Special Voting Stock acquired by the Officer. For the avoidance of doubt, no such forfeiture shall apply to any unexercised portion of the New Option that is scheduled to become exercisable on a subsequent date.
     (f) Rights as Stockholders. The holder of a New Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any

Shares purchasable upon the exercise of any part of a New Option unless and until certificates representing such Shares have been issued by the Company to such holder.
     (g) Termination of Employment.
          (i) Cause or Competitive Activity. In the event that an Officer’s employment is terminated by the Company for Cause or during or following an Officer’s termination of employment with the Company or any of its Subsidiaries the Officer engages in Competitive Activity, all unvested New Options shall be immediately forfeited and canceled effective as of the date of termination. Notwithstanding the foregoing, in the event of such termination, the Company shall have the right, in its sole discretion, to convert all or any portion of any vested but unexercised New Options other than the Excess Options into the right to receive upon exercise, in lieu of Shares of Company Common Stock, a cash payment equal to (A) until June 30, 2016, the excess, if any, of (x) the lower of (1) 50% of the Fair Market Value of such Shares subject to the New Options as of the date of termination and (2) the Cost over (y) the per Share Option Price and (B) after June 30, 2016, the excess, if any, of (x) the lower of (1) 90% of the Fair Market Value of such Shares subject to the New Options as of the date of termination and (2) the Cost over (y) the per Share Option Price. In addition, notwithstanding the foregoing, in the event of such termination, the Company shall have the right, in its sole discretion, to convert all or any portion of any vested but unexercised Excess Options into the right to receive upon exercise, in lieu of Shares of Company Common Stock, a cash payment equal to the excess, if any, of the Fair Market Value of such Shares subject to the Excess Option as of the date of termination over the per Share Option Price, which, in each case, shall be paid to the Officer at the time such New Option would have otherwise been required to be exercised pursuant to Section 6(e)(i) or Section 12.
          (ii) Without Cause, by reason of Disability or a Company Approved Termination. In the event that an Officer’s employment is terminated by the Company without Cause, by reason of Disability or in a Company Approved Termination, any New Options held by such Officer (or his or her Eligible Representative) and not previously expired or exercised, shall, to the extent exercisable on the date of termination, be exercisable by the Officer or the Eligible Representative of such Officer on the applicable exercise date as set forth in Section 6(e)(i) or Section 12. Unvested New Options shall continue to vest in accordance with Section 6(d) and shall be subject to the forfeiture provisions provided in Section 6(g)(i). Notwithstanding the foregoing, in the event of such termination, the Company shall have the right, in its sole discretion, to convert all or any portion of any unexercised New Options into the right to receive upon vesting and exercise, in lieu of Shares of Company Common Stock, a cash payment equal to (x) for New Options other than the Excess Option, the excess, if any, of (1) in the Company’s discretion, (A) the Fair Market Value of such Shares subject to the New Options as of the date of termination or (B) the Cost over (2) the per Share Option Price for such Shares, and (y) for Excess Options, the excess, if any of the Fair Market Value of such Shares subject to the Excess Options as of the date of termination over the per Share Option Price, which, in each case, shall be paid to the Officer at the time such New Option would have otherwise been required to be exercised pursuant to Section 6(e)(i) or Section 12.
          (iii) By reason of Death. In the event that an Officer’s employment is terminated by reason of death, any unvested portion of any New Options held by such Officer (or his or her Eligible Representative) and not previously expired or exercised, shall immediately vest in full. Any New Options held by such Officer (or his or her Eligible Representative) and not previously expired or exercised, shall, to the extent vested on the date of termination, be exercisable by the Eligible Representative of such Officer during the calendar year following the year of the Officer’s death or, if earlier, at such time that the New Option would have otherwise been required to be exercised pursuant to Section 6(e) or Section 12. Notwithstanding the foregoing, in the event of such termination, the Company shall have the right, in its sole discretion, to convert all or any portion of any unexercised New Options into the right to receive upon vesting and exercise, in lieu of Shares of Company Common Stock, a cash payment equal to (a) for New Options (other than the Excess Option), the excess, if any, of (1) in the Company’s discretion, (A) the Fair Market Value of such Shares subject to the New Option as of the date of termination or (B) the Cost over (2) the per Share Option Price for such Shares, and (b) for the Excess Option, the excess, if any of the Fair Market Value of such Shares subject to the Excess Option as of the date of termination over the per Share Option Price, which, in each case, shall be paid to the Officer’s Eligible Representative during the calendar year following the year of such Officer’s death or, if earlier, at the time such New Option would have otherwise been required to be exercised pursuant to Section 6(e) or Section 12. Any New Option that is not so exercised or converted into the right to receive a cash payment shall terminate at the end of the calendar year following the year of the Officer’s death or, if earlier, the end of the calendar year in which would have otherwise been required to be exercised pursuant to Section 6(e) or Section 12.
          (iv) Termination for any other Reason. In the event of an Officer’s termination of employment for any reason other than those set forth in (i), (ii) and (iii) above, any New Option granted to such Officer under this Plan and not previously exercised or expired, to the extent vested on the date of such termination, shall be exercisable on the applicable exercise date as set forth in Section 6(e)(i) or Section 12. All unvested New Options shall be immediately forfeited and canceled effective as of the date of termination. Notwithstanding the foregoing, in the event of such termination, the Company shall have the right to convert all or any portion of any vested but unexercised New Options into the right to receive upon exercise, in lieu of Shares of Company Common Stock, a cash payment equal to (x) for New Options other than the Excess Options, the excess, if any, of (1) the lower of (A) the Fair Market Value of such Shares subject to the New Options as of the date of termination or (B) the Cost over (2) the per Share Option Price, and (y) for Excess Options, the excess, if any of the Fair Market

Value of such Shares subject to the Excess Options as of the date of termination over the per Share Option Price, which, in each case, shall be paid to the Officer at the time such New Option would have otherwise been required to be exercised pursuant to Section 6(e) or Section 12.
          (v) The Company shall exercise its right to convert any unexercised New Options into the right to receive a cash payment pursuant to Section 6(g) by delivery to the Officer or his or her Eligible Representative, if applicable, of one or more written notices (each, a “Conversion Notice”) specifying the New Options to be converted; provided that each such Conversion Notice must be delivered within nine months following the later of the termination of employment and, if applicable, the Company’s discovery that the Officer has engaged in Competitive Activity and, in any event, prior to June 30, 2016. If following the delivery of a Conversion Notice the Officer engages in Competitive Activity, the provisions of paragraph 6(g)(i) shall apply to such New Option.
          (vi) Upon the forfeiture of any New Option or the conversion of any New Option into the right to receive cash in lieu of Shares pursuant to this Section 6(g), the Officer shall sell to the Company, and the Company shall repurchase, at the par value thereof, one share of Company Special Voting Stock for each underlying Share of the New Option so forfeited or converted.
7. Officer Representations. The Administrator, in its sole discretion, may require an Officer (or his or her Related Trust) to make certain representations or acknowledgements, on or prior to the purchase of any Shares under this Plan, in respect thereof including, without limitation, that the Officer (or his or her Related Trust) is acquiring the Shares for an investment purpose and not for resale, and, if the Officer (or his or her Related Trust) is an Affiliate, additional acknowledgements regarding when and to what extent any transfers of such Shares may occur.
8. Stockholders Agreement. All Company Shares (including Company Shares held by a Related Trust) issued pursuant to the Plan shall be subject to the terms and conditions of a Stockholders Agreement, whether or not the Officer (or his or her Related Trust) is a party thereto. Unless otherwise agreed to in writing by the Administrator, no Award or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Officer or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 8 or the Stockholders Agreement shall prevent transfers by will, by the applicable laws of descent and distribution, or to trusts for the benefit of an Officer or any member of such Officer’s immediate family or lineal descendents thereof; and, provided, further, nothing in this

Section 8 shall prevent an Officer (or his or her Related Trust), to the extent permitted by applicable law, from pledging or otherwise using Shares of Company Common Stock to secure financing from a lender (a “Lender”) in connection with payment of the Option Price upon exercise of any New Option or the payment of any withholding or other taxes due in connection with any Award issued hereunder; provided, however, that the Lender shall be acceptable to the Company and the terms of any such pledge or other financing shall (i) provide that the Lender or any person (a “Foreclosure Transferee”) to whom ownership of the pledged Shares is transferred upon default, foreclosure or like events (the “Foreclosed Shares”) shall upon taking ownership of any such Foreclosed Shares become a party to, and be subject to the terms and provisions of, the Stockholders Agreement, this Plan, and any award agreement to which the Foreclosed Shares transferred to the Foreclosure Transferee were subject immediately prior to such Transfer; (ii) provide that upon and following any such transfer of ownership of any such Foreclosed Shares the Company may, without any action or consent of the Lender or any holder or owner thereof, convert any such Shares constituting Company Common Stock to Company Non-Voting Common Stock, (iii) in addition to any right to repurchase the Foreclosed Shares pursuant to the terms of Section 5(c) and Section 10, provide the Company with the right to repurchase the Foreclosed Shares at their Fair Market Value during the period beginning on the date the Company becomes aware of the transfer of the Foreclosed Shares and ending on the date nine (9) months thereafter, and (iv) be otherwise reasonably acceptable to the Company. Any such repurchase shall be subject to the same notice and delay provisions as Shares purchased by the Company pursuant to Section 10.
9. Adjustment in Capitalization. In the event that the Administrator determines that any recapitalization (including a leveraged recapitalization), reclassification, stock split, reverse stock split, reorganization, merger, consolidation, acquisition, disposition, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or any disposition of all or substantially all of the capital stock or assets of the Company (including, but not limited to, a Change in Control), exchange of Company Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Company Common Stock or other securities of the Company, the acquisition or disposition of any material assets or business or other similar corporate transaction or event, in the Administrator’s sole discretion, affects the Company Shares such that an adjustment to the Awards or Plan is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of: (i) the number and kind of Shares (or other securities or property) with respect to which an Award may be granted under the Plan (including, but not limited to, adjustments of the limitations in Section 2.1(a) on the maximum number and kind of Shares which may be issued); (ii) the number and kind of Shares (or other securities or property) subject to outstanding

Awards; (iii) the grant or exercise price per Share for any outstanding Awards under the Plan; (iv) the Cost, or (v) the terms and conditions of any outstanding Awards.
10. Repurchase upon Termination.
     (a) Rights of the Company. In the event an Officer’s employment with the Company or any of its Subsidiaries terminates for any reason, the Company shall have the right, but not the obligation, to purchase all or any portion of the Shares held by such Officer or any Related Trust of such Officer that are not forfeited as a result of such termination at the purchase prices set forth below:
          (i) Termination for Cause or Competitive Activity. If the Officer’s employment is terminated by the Company for Cause or during or following an Officer’s termination from employment with the Company or any of its Subsidiaries the Officer engages in a Competitive Activity, the purchase price for any Shares other than Excess Rollover Shares shall equal (A) until June 30, 2016, the lower of (x) 50% of the Fair Market Value of such Shares as of the date of the Repurchase Notice (the “Repurchase Date”) and (y) the Cost and (B) after June 30, 2016, 90% of the Fair Market Value of such Shares as of the Repurchase Date.
          (ii) Termination for death, Disability or Company Approved Termination. If the Officer’s employment is terminated by the Company without Cause, by reason of such Officer’s death, or Disability, or in a Company Approved Termination, the purchase price for any Shares other than Excess Rollover Shares shall equal, in the Administrator’s sole discretion based on facts and circumstances surrounding the termination, either (x) the Fair Market Value of such Shares as of the Repurchase Date or (y) the Cost.
          (iii) Other Termination. If the Officer’s employment terminates for any other reason, the purchase price for any Shares other than Excess Rollover Shares shall equal in the Company’s sole discretion based on the facts and circumstances surrounding the termination, either (x) the Fair Market Value of such Shares as of the Repurchase Date or (y) the Cost.
          (iv) Excess Rollover Shares. The purchase price for Excess Rollover Shares shall equal the Fair Market Value of such Shares as of the Repurchase Date.
          (v) Foreclosed Shares. If the Officer’s employment terminates or the Officer engages in Competitive Activity following a transfer of Foreclosure Shares by such Officer or his or her Related Trust, any such Foreclosure Shares shall be subject to the repurchase right provided in this Section 10 and, if any such Foreclosure Shares were previously purchased pursuant to Section 8 at a price in excess of the price that would be payable upon exercise of the Company’s repurchase rights with respect to such

Foreclosure Shares pursuant to this Section 10, then any purchase price payable upon the exercise of the Company’s repurchase right for any remaining Shares shall be reduced (but not below zero) by the excess of the purchase price paid by the Company for the Foreclosed Shares pursuant to Section 8 over the price that would have otherwise been payable for the purchase of such Foreclosed Shares pursuant to this Section 10.
     If and to the extent the Company exercises its right to repurchase any such Shares pursuant to this Section 10(a), any such Officer or his or her Related Trust shall be obligated to sell such Shares to the Company.
     (b) Repurchase Notice. The Company shall exercise its right to purchase Shares pursuant to Section 5(c) or Section 10(a) by delivery to the Officer or his or her Eligible Representative, if applicable, and/or his or her Related Trusts, as applicable, one or more written notices (the “Repurchase Notices”) specifying the number and type of Shares to be purchased and the applicable purchase price for such Shares; provided that each such Repurchase Notice must be delivered within nine months following the later of termination of employment and the Company’s discovery that the Officer has engaged in Competitive Activity. The repurchase right pursuant to Section 5(c) or this Section 10 may be exercised more than once. Any Shares that are not so repurchased shall remain subject to all of the other provisions of the Plan and the Stockholders Agreement.
     (c) Time of Repurchase. The repurchase of Shares pursuant to Section 5(c) or this Section 10 shall, subject to Section 10(d), take place on a date specified by the Company, but in no event later than sixty (60) days following the date of the exercise of such repurchase right or, if later, within ten (10) days following the receipt by the Company of all necessary governmental approvals. On such date, such Officer shall transfer the Shares to be repurchased to the Company, free and clear of all liens and encumbrances, by delivering to the Company the certificates or other documents representing the Shares to be purchased, duly endorsed for transfer to the Company or accompanied by a stock power duly executed in blank, in each case reasonably acceptable to the Company, and the Company shall pay to such Officer (and/or his or her Related Trust) the purchase price in cash or by bank or cashier’s check.
     (d) Certain Restrictions on Repurchases; Delay of Repurchase.
     (i) Notwithstanding any other provision of the Plan, the Company shall not be permitted or obligated to make any payment with respect to a repurchase of any Company Shares from an Officer (and/or his or her Related Trust) if (A) such repurchase (or the payment of a dividend by a Subsidiary to the Company to fund such repurchase) would result in a violation of the terms or provisions of, or result in a default or an event of default under any guaranty, financing or security agreement or document entered into by the Company or any Subsidiary from time to time (the “Financing Agreements”), (B) such repurchase would violate any of the terms or provisions of the Certificate of

Incorporation of the Company or (C) the Company has no funds legally available to make such payment under the General Corporation Law of the State of Delaware. The events described in (A) through (C) above each constitute a “Repurchase Disability.” In the event of a Repurchase Disability, the Company shall notify in writing the Officer (and/or his or her Related Trust) with respect to whom the repurchase right has been exercised (a “Disability Notice”). The Disability Notice shall specify the nature of the Repurchase Disability
     (ii) If a repurchase by the Company otherwise permitted under this Section 10 is prevented by a Repurchase Disability: (A) the purchase and payment of the applicable purchase price shall be postponed and will take place at the first opportunity thereafter when the Company has funds legally available to make such payment and when such payment will not result in any default, event of default or violation under any of the Financing Agreements or in a violation of any term or provision of the Certificate of Incorporation of the Company, (B) such repurchase obligation shall rank against other similar repurchase obligations with respect to Shares according to priority in time of the termination date giving rise to such repurchase (provided that any repurchase commitment arising from a termination of employment because of Disability or death shall have priority over any other repurchase obligation) and (C) the applicable purchase price (except in the case of a termination for Cause or following the Officer engaging in Competitive Activity) shall be increased by an amount equal to interest on such purchase price for the period during which payment is delayed at the applicable federal rate; provided, however, that if the Company has not repurchased Shares pursuant to this Section 10(d) within four years following delivery of a Disability Notice, the Company shall have no right or obligation to repurchase such Shares; provided, further, that the foregoing proviso of this Section 10(d) shall not apply to the repurchase of any Shares pursuant to Section 5(c) unless the Company in its sole discretion shall so determine.
     (e) If an Officer’s employment with the Company is terminated other than (x) by the Company without Cause, (y) by reason of the Officer’s death or Disability or (z) in a Company Approved Termination, the Company shall have the option, for so long as it has a right to purchase Shares pursuant to Section 5(c) or Section 10(a) with respect to such Officer and his or her Related Trust, either in lieu of exercising such repurchase right or upon or following such exercise if a Repurchase Disability has occurred and is continuing, (i) to convert such Officer’s (or Related Trust’s) Company Common Stock to Company Non-Voting Common Stock, (ii) to convert such Officer’s Restricted Stock to Non-Voting Restricted Stock, and (iii) to purchase each share of Company Special Voting Stock held by such Officer (or his or her Related Trust) from such Officer (or his or her Related Trust) for a purchase price equal to the par value of such share. The Company’s rights under this Section 10(e) shall be exercised by written notice to such Officer given in accordance with Section 10(b) on or prior to the last day on which the Company’s right to repurchase Shares pursuant to Section 5(c) or Section 10(a), as applicable, may be exercised by the Company.

     (f) No Officer or Related Trust shall have any rights against the Company because of the Company’s election to waive, in its sole discretion, any of the Company’s rights with respect to the repurchase or conversion provisions set forth in this Section 10.
     (g) For the avoidance of doubt, the provisions set forth in this Section 10 shall be applicable, mutatis mutandis, to any Company Shares held by a Related Trust upon the termination of employment of any Related Individual or upon any Related Individual’s engagement in a Competitive Activity, as applicable.
11. Company Repurchase Program. During each fiscal year beginning June 30, 2014, the Company shall offer to repurchase outstanding Shares held by the Officers (or Related Trusts) at a purchase price equal to the Fair Market Value by delivery of a notice (a “Liquidity Notice”) to each Officer (or Related Trust) holding vested Shares of the offer, including the proposed purchase price, the aggregate number of Shares proposed to be repurchased from all Officers (and Related Trusts) and the terms and conditions of the offer. The number of Shares to be purchased in each such year shall be limited to (a) 10% of EBITDA (as defined below) for the prior fiscal year, or such greater percentage as the Board, in its sole discretion shall determine, divided by (b) the per share Fair Market Value (the “Annual Repurchase Amount”); provided, that (i) such repurchases shall be subject to the Repurchase Disability provisions set forth in Section 10(d) and (ii) the Company shall have no obligation to repurchase such Shares to the extent such repurchase would or would reasonably be expected to, in the good faith judgment of the Board of Directors, adversely affect the Company’s (as considered on a consolidated basis with its Subsidiaries) ability to meet its obligations under any Financing Agreement or other material financial obligations during the 12 month period following each applicable June 30; provided, further, that if, with respect to a given fiscal year, the Company is prevented from repurchasing a number of Shares equal to the full Annual Repurchase Amount due to the application of clause (i) or (ii) above, the Company shall purchase the maximum number of Shares permissible with respect to such year without triggering the application of clause (i) or (ii) above. The Officer (or Related Trust) may elect to participate in the purchase by delivery to the Company of a written request made within 30 days after such notice (which request shall specify the vested Shares intended to be disposed of by such Officer (or Related Trust)). Each such request shall also contain an undertaking from the Officer (or Related Trust) to provide all such information and material and to take all actions as may be reasonably required by the Company in order to permit the Company to comply with all applicable federal and state securities laws. Any Officer (or Related Trust) who validly elects to participate will be entitled to sell to the Company at the Fair Market Value and on the terms and conditions described in the Liquidity Notice the number of vested Shares requested; provided, that, if the number of Shares requested to be sold in such offer by the Officers (or Related Trusts) exceeds the aggregate number of Shares which the Company had proposed to repurchase, the Administrator shall reduce the number of Shares to be purchased from the requesting Officers (or Related Trusts) in such manner as it determines to be appropriate.

For purposes of this Plan, EBITDA will be determined by the Administrator, in its sole discretion, and for a given fiscal year shall mean consolidated earnings of the Company and its consolidated subsidiaries before interest, taxes, depreciation, amortization, stock-option based and other equity-based compensation expenses, and adjusting for certain extraordinary and non-recurring items as determined by the Administrator. In the event of an IPO, this provision shall terminate and cease to have any further effect.
12. Change in Control. Upon a Change in Control, (a) each unvested New Option shall vest in full, all New Options shall become immediately exercisable, and (b) in connection with the foregoing, the Administrator (as constituted immediately prior to the Change in Control) may provide that each New Option shall be canceled in exchange for a payment in an amount or with a value equal to the number of Shares covered by New Option times the excess, if any, of the Change in Control Price over any applicable Option Price for such New Option. Each New Option that is not canceled in exchange for a payment as provided in the preceding sentence (“Continuing Options”) shall be required to be exercised no later than the earlier of 90 days after such Change in Control and the end of the calendar year of such Change in Control. Any Continuing Options that are not exercised within such 90 day period shall be immediately forfeited. The Officer (or his or her Related Trust) shall, at the time of such exercise or, if the Continuing Option is not exercised at the end of such 90 day exercise period, sell to the Company, and the Company shall repurchase, at par value, all Company Special Voting Stock held by the Officer. Any unvested Shares of Restricted Stock (other than Shares as to which a Notice of Repurchase shall have been delivered pursuant to Section 5(c)) shall vest in full upon a Change in Control.
13. Legend of Stock Certificates. Certificates representing Shares held by shareholders shall have imprinted, typed, stamped, or otherwise affixed thereon the following legend”
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SAID LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.”
“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE REPURCHASE RIGHTS, ADDITIONAL RESTRICTIONS ON TRANSFER AND

CERTAIN OTHER AGREEMENTS SET FORTH IN THE EXPLORER HOLDING CORPORATION OFFICERS’ ROLLOVER STOCK PLAN AND A STOCKHOLDERS AGREEMENT BETWEEN THE ISSUER AND THE STOCKHOLDERS AND OPTIONHOLDERS OF THE ISSUER, DATED AS OF JULY 30, 2008. A COPY OF SUCH PLAN AND AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”
14. Successors — Community Property. Any Officer who now or hereafter resides in a jurisdiction where such Officer’s spouse may have or may acquire an interest in the Officer’s Shares by virtue of community property or similar laws shall, upon request of the Company, provide to the Company an agreement executed by said spouse, in consideration of the provisions of the Plan set forth herein, stating that such spouse’s interest in the Shares is subject to the terms and conditions of this Plan.
15. Effect on Benefit Programs. The economic benefits realized by an Officer as a result of participation in this Plan shall not be deemed to be compensation for the purposes of determining any Officer’s eligibility for, or participation in, the Company’s retirement, insurance, or other benefit programs.
16. Amendment or Termination. The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator. Except as provided in Section 9, neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of the Award or Shareholder Approval, adversely alter or impair any rights or obligations under any Award theretofore granted. Except as provided in Section 9, notwithstanding the foregoing, the Administrator may at any time, and from time to time, amend the terms of any one or more existing equity award agreements; provided however that the rights of an Officer under an equity award agreement shall not be adversely impaired without the Officer’s written consent or Shareholder Approval. The Company shall provide an Officer with notice of any amendment made to such Officer’s existing equity award agreement in accordance with the terms of this Section 16. For purposes of this Section 16, “Shareholder Approval” shall mean approval by such number of shareholders as shall then own not less than three-fourths of the aggregate number of Shares and Company Special Voting Stock issued under the Plan and outstanding at the time of such amendment, suspension or termination.
17. Section 409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code and, notwithstanding anything to the contrary contained in the Plan, the Plan, any Award granted under the Plan and any equity award agreement may be amended in accordance with Section 16 to the extent necessary or appropriate to comply with Section 409A of the Code. The Plan shall be administered and interpreted in a manner to avoid the imposition on Officers of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. Notwithstanding the foregoing, none of the Company or the Administrator shall have any liability to any person in the event Section 409A of the Code applies to any payments hereunder in a manner that results in adverse tax consequences for the Officer or any of his beneficiaries or transferees. Notwithstanding anything else contained in this Plan, any equity award agreement or the Stockholder’s Agreement to the contrary, if an Officer is a Specified Employee (as defined in Section 409A of the Code) any payment required to be made to Officer hereunder upon or following his Separation from Service (as such term is defined in Section 409A of the Code) shall be delayed until after the six month anniversary of Officer’s Separation from Service to the extent necessary to comply with, and avoid imposition on such Officer of any tax penalty imposed under, Section 409A of the Code. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten day period following the six month anniversary of the Separation from Service.
18. Withholding Taxes. In addition to any rights or obligations with respect to Withholding Taxes under the Plan, the Company or any Subsidiary employing an Officer and/or any Related Trust shall have the right to withhold from the Officer, or otherwise require the Officer and/or any Related Trust or an assignee to pay, any Withholding Taxes arising as a result of exercise of the New Options, grant of Restricted Stock or any other taxable event occurring pursuant to the Plan including, but not limited to, to the extent permitted by law, the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to the Officer and/or any Related Trust or to take such other actions (including, but not limited to, withholding any Shares or cash deliverable pursuant to the Plan or any Award) as may be necessary to satisfy such Withholding Taxes; provided, however, that in the event that the Company withholds Shares issuable to the Officer upon the exercise of the New Option (or any portion thereof)) to satisfy the Withholding Taxes, the Company shall withhold a number of whole Shares having a Fair Market Value, determined as of the date of exercise, not in excess of the minimum of tax required to be withheld by law (or such lower amount as may be necessary to avoid liability award accounting).
19. Effect of Plan Upon Other Award and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any of its Subsidiaries. Nothing in this Plan shall be construed to limit the right of the Company or any of its Subsidiaries (a) to establish any other forms of incentives or compensation for Officers or (b) to grant or assume options or restricted stock other than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options or restricted stock in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.
20. At-Will Employment. Nothing in the Plan, the Stockholders Agreement or any equity award agreement hereunder shall confer upon the Officer any right to continue as an Officer of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company and any of its Subsidiaries, which are hereby expressly reserved, to discharge any Officer at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment or other written agreement between the Officer and the Company or any of its Subsidiaries.
21. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.
22. Conformity to Securities Laws. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated under any of the foregoing, to the extent the Company, any of its Subsidiaries or any Officer is subject to the provisions thereof. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Awards shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and Awards granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
23. Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Officers shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.
24. Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of the rules of conflict law that would apply to the laws of any other jurisdictions.
25. Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.
26. Governing Documents. In the event of any contradiction between the Plan and any equity award agreement or any other written agreement between an Officer and the

Company or any Subsidiary of the Company that has been approved by the Administrator, the terms of the Plan shall govern, unless it is expressly specified in such equity award agreement or other written document that a specific provision of the Plan shall not apply.
27. Notices. Except as provided otherwise in an Award Agreement, all notices and other communications required or permitted to be given under this Plan or any Award Agreement shall be in writing and shall be deemed to have been given if delivered personally, sent by email or any other form of electronic transfer approved by the Administrator, sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, (i) in the case of notices and communications to the Company, to 1001 Pennsylvania Ave NW, Suite 220 South, Washington, DC 20004 to the attention of Peter Clare, or (ii) in the case of a Officer, to the last known address, or email address or, where the individual is a an employee of the Company or one of its subsidiaries, to the individual’s workplace address or email address or by other means of electronic transfer acceptable to the Administrator. All such notices and communications shall be deemed to have been received on the date of delivery, if sent by email or any other form of electronic transfer, at the time of dispatch or on the third business day after the mailing thereof.